Exhibit 4.1

Certificate of Designations of the Preferred Stock

Of

Genaissance Pharmaceuticals, Inc.

To be Designated

Series A Preferred Stock

Genaissance Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), pursuant to authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), certifies that the Board of Directors of the Corporation, by unanimous written consent in accordance with the provisions of Section 141(f) of the DGCL, duly adopted the following resolution:

RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 460,000 shares, to be designated “Series A Preferred Stock” (hereinafter “Series A Preferred Stock”); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

1.                                       Designation, Par Value and Number.  460,000 shares of authorized Preferred Stock of the Corporation are hereby designated as “Series A Preferred Stock” and constituted as a series of preferred stock, having a par value of $.001 per share (the “Series A Preferred Stock”).  In accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred Stock.

2.                                       Dividends.  To the extent permitted under the Delaware General Corporation Law, the Corporation shall pay dividends to the holders of the Series A Preferred Stock as provided in this Section 2.

(a)                                  General.  Dividends on each issued and outstanding share of Series A Preferred Stock shall accrue at a rate of 2% per annum (subject to Section 4(c) and Section 6(b)) on the Accreted Value of such share of Series A Preferred Stock as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the Original Issuance Date) from and including the Original Issuance Date of such share of Series A Preferred Stock until the first to occur of (i) the date on which the Liquidation Value or the Make-Whole Redemption Price of such share of Series A Preferred Stock is paid to the holder thereof in accordance with Section 4, (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common in accordance with Section 5 (in which case, any accrued dividends shall then be forfeited) or (iii) the date on which such share of Series A Preferred Stock is otherwise acquired by the Corporation.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividends may be made with respect to any Junior Securities.  Dividends shall accrue on a daily basis (computed on the basis of a 365-day year).

(b)                                 Payment of Dividends.  The Corporation shall pay, out of funds legally available therefor, any accrued dividends in respect of each share of Series A Preferred Stock semi-annually in arrears on January 5 and July 5 of each year (each such date being a “Dividend Payment Date” and each such semi-annual period ending on such Dividend Payment Date being a “Dividend Period”).  Each such dividend shall be payable to the holders of record of shares of Series A Preferred Stock on December 15 and June 15, respectively, as they appear on the stock records of the Corporation at the close of business on such record date.  An amount equal to any such accrued dividends not paid with respect to any Dividend Period shall be added to the Accreted Value of the Series A Preferred Stock; provided, that, any such amounts shall remain as accrued and unpaid dividends for all purposes hereunder notwithstanding such amounts being added to the Accreted Value.  Such increased Accreted Value after each Dividend Period shall be used for purposes of calculating dividends for succeeding Dividend Periods (except to the extent any such accrued dividends included in the Accreted Value are subsequently declared and paid).

(c)                                  Distribution of Partial Dividend Payments.  If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders of the outstanding shares of Series A Preferred Stock based upon the aggregate dividends accrued and payable on such outstanding shares of Series A Preferred Stock held by each such holder.

(d)                                 Treatment of Accrued and Unpaid Dividends Upon Conversion.  Upon any conversion of shares of Series A Preferred Stock into Common in accordance with Section 5, any accrued and unpaid dividends on the Series A Preferred Stock shall be forfeited.

(e)                                  Participation in Common Dividends.  In the event that the Corporation declares or pays a dividend or makes any distribution on the Common, then the holders of the outstanding shares of Series A Preferred Stock (based on the number of shares of Common into which such shares of Series A Preferred Stock are convertible as of the record date for such dividend or distribution) and the holders of the Common shall share pro rata in such dividend or distribution.

(f)                                    Partial Dividend Period.  Dividends payable on the shares of Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period for which such dividend is payable.

3.                                       Voting Rights.

(a)                                  General.  The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Bylaws of the Corporation, and except as otherwise required by applicable law or in this Section 3, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, voting as a single class with the Common, with the holders of Series A Preferred Stock entitled to one vote for each share of Common issuable upon conversion of the Series A Preferred Stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be.

(b)                                 Special Series A Preferred Stock Restrictions.  In addition to the voting rights contained in Section 3(a) or as otherwise required by applicable law, so long as the Investor or its Affiliates own in the aggregate at least 60,000 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization or otherwise), the Corporation shall not, without the vote or written consent of the holders of 66-2/3% of the shares of Series A Preferred Stock then outstanding (the “Supermajority Preferred Holders”):

(i)                                     alter or change the rights, preferences or privileges of the Series A Preferred Stock, including any increase in the number of authorized shares of Series A Preferred Stock, whether as a result of any amendment, repeal, modification or supplement to any provision of the Certificate of Incorporation of the Corporation, this Certificate of Designation or the Bylaws of the Corporation, or by merger, consolidation or otherwise;

(ii)                                  except for the issuance and sale of the Series A Preferred Stock pursuant to the Series A Purchase Agreement and the Warrant, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of the Corporation (or any securities convertible into or exchangeable for any capital stock or other equity securities of the Corporation) having rights, preference, privileges or priorities pari passu with or senior to the Series A Preferred Stock (including any issuances of Series A Preferred Stock other than pursuant to the Series A Purchase Agreement and the Warrant);

(iii)                               pay, or authorize or obligate the Corporation to pay, any dividend or make any other distribution in respect of any Junior Securities (other than a dividend payable solely in shares of Common);

(iv)                              directly or indirectly redeem, purchase or otherwise acquire any of the Corporation’s capital stock or other equity securities (including warrants, options and other rights to acquire such capital stock or other equity securities) other than (A) the Series A Preferred Stock pursuant to the terms of this Certificate of Designation and (B) shares of its capital stock or other equity securities repurchased or otherwise acquired (i) upon the termination of employment of an officer, employee, director or consultant of the Corporation or (ii) in connection with the surrender of shares of capital stock or other equity securities, in each case pursuant to an option agreement or restricted stock purchase agreement or comparable agreement approved by the Board);

(v)                                 (A) liquidate, dissolve or wind up the Corporation, (B) commence a voluntary case under any applicable bankruptcy law, (C) consent to the appointment of, or taking possession by, a receiver of the Corporation or for all or substantially all of the property and assets of the Corporation or (D) effect any general assignment for the benefit of creditors of the Corporation;

(vi)                              create, incur, assume or suffer to exist any Indebtedness, except that the Corporation may incur Indebtedness if the amount of Indebtedness outstanding at such time (including the Indebtedness so incurred) does not exceed (A) $7,000,000 at any time after the Warrant has been exercised by the Investor or (B) $11,000,000 at any time if the Warrant has not been exercised by the Investor;

(vii)                           create, incur, assume or suffer to exist any Liens on the Corporation’s assets, other than Permitted Liens;

(viii)                        change in any material way the nature of the Corporation’s business; or

(ix)                                agree to do any of the foregoing.

4.                                       Liquidity Events.

(a)                                  Significant Event.  Upon any Significant Event:

(i)                                     Each holder of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock held by such holder immediately prior to such Significant Event, prior and in preference to any distribution or payment made upon or with respect to any Junior Securities, irrespective of whether such distribution or payment is made by the Corporation or any other Person, an amount (the “Liquidation Value”) equal to either (A)(1) the Accreted Value of such share of Series A Preferred Stock on the date of distribution or payment plus (2) all dividends (whether or not declared) accrued since the end of the previous Dividend Period on such share of Series A Preferred Stock or, (B) if elected by the Supermajority Preferred Holders, the amount to which the holder of such share of Series A Preferred Stock would be entitled assuming all of the shares of Series A Preferred Stock had been converted into shares of Common in accordance with Section 5(a)(i) immediately prior to such Significant Event.  If upon any Significant Event the assets and/or proceeds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to receive under Section 4(a)(i)(A), then the entire amount of assets and/or proceeds available to the Corporation’s stockholders upon such Significant Event shall be distributed pro rata among such holders of the Series A Preferred Stock based upon the aggregate amounts due to each such holder with respect to such shares of Series A Preferred Stock if such assets and/or proceeds were sufficient to permit payment in full.

(ii)                                  With respect to any Significant Event involving the Corporation’s merger, consolidation or similar transaction, except as otherwise consented to by the Supermajority Preferred Holders, the Corporation shall not effect such Significant Event unless the agreement or plan of merger or consolidation or other applicable agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with the priorities set forth in this Section 4(a).

(iii)                               After the payment and/or distribution to the holders of the Series A Preferred Stock of the amounts set forth in Section 4(a)(i), the holders of the Series A Preferred Stock shall not be entitled to any further payment or distribution.

(b)                                 Form of Consideration.  Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

(c)                                  Mandatory Redemption Upon Certain Significant Events.  If a Significant Event occurs prior to the fifth anniversary of the Closing Date, then, unless the Supermajority Preferred Holders elect otherwise, the Corporation shall redeem each then outstanding share of Series A Preferred Stock at a per share purchase price equal to the sum of (i) the Accreted Value of such shares of Series A Preferred Stock on the date of redemption, plus (ii) all dividends (whether or not declared) accrued since the end of the previous Dividend Period on such share of Series A Preferred Stock, plus (iii) the sum of the remaining dividends that would have accrued and/or been payable on one share of Series A Preferred Stock pursuant to Section 2 from the date of redemption pursuant to this Section 4(c) through the fifth anniversary of the Closing Date had such share of Series A Preferred Stock not been so redeemed (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Make-Whole Redemption Price”).  If the Corporation (or its successor with respect to any Significant Event) does not have sufficient funds legally available to redeem on any redemption date all shares of Series A Preferred Stock, the Corporation (or its successor) shall redeem a pro rata portion of each holder’s shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation (or its successor) has funds legally available therefor; provided, that, with respect to any shares of Series A Preferred Stock that were to have been redeemed and are not, the Make-Whole Redemption Price shall be re-calculated such that with respect to the remaining dividends determined in accordance with clause (iii) of this Section 4(c), the dividend rate shall be increased to 10% per annum for purposes of Section 2(a) for any shares of Series A Preferred Stock that are not so redeemed.

5.                                       Conversion.

(a)                                  Conversion Procedure.

(i)                                     Subject to Section 5(c), at any time and from time to time, a holder of Series A Preferred Stock shall have the right to convert any share(s) of Series A Preferred Stock into the number of shares of Common computed by dividing (X) the Original Issue Price by (Y) the Conversion Price then in effect for such share of Series A Preferred Stock.

(ii)                                  Each conversion of Series A Preferred Stock pursuant to Section 5(a) shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of (A) duly endorsed certificates for the shares being converted and (B) written notice to the Corporation that the holder elects to convert such shares.  Conversion pursuant to Section 5(a) shall be deemed to occur immediately prior to the close of business on the date the certificates and notice are delivered.  At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected.

(iii)                               As soon as practicable after (x) a conversion has been effected and (y) the certificate(s) representing the converted shares of Series A Preferred Stock have been surrendered to the principal office of the Corporation or to any transfer agent for such shares, the Corporation shall deliver to the converting holder:

(A)                              a certificate or certificates representing the number of shares of Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(B)                                a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation or to any transfer agent in connection with such conversion but which were not converted; and

(C)                                any amount payable under Section 5(a)(vi) with respect to such conversion.

(iv)                              The Corporation shall not close its books on a Business Day against the transfer of Series A Preferred Stock or of Common issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock.  At any time that a conversion of shares of Series A Preferred Stock pursuant to this Section 5(a) has occurred, the shares of Series A Preferred Stock so converted shall not thereafter be reissued, sold or transferred or deemed to be issued and outstanding for any purpose and the number of shares of Series A Preferred Stock authorized to be issued by the Corporation shall be reduced by the number of shares of Series A Preferred Stock so converted.

(v)                                 The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of shares of the Series A Preferred Stock, such number of shares of Common as are issuable upon the conversion of all outstanding Series A Preferred Stock.  All shares of Common which are so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable.  The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.

(vi)                              If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of any shares of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.  The determination as to the amount of any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by the holder thereof, not upon each share of Series A Preferred Stock being converted at any one time by the holder thereof.

(vii)                           If any holder surrenders shares of Series A Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the Dividend Payment Date for such dividend, then, notwithstanding such conversion, the dividend payable on such Dividend Payment Date will be paid to the registered holder of such shares on such record date.

(viii)                        If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common upon the conversion.  The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares are to be issued in a name other than the name of such holder.

(b)                                 Effect on Conversion Price of Certain Events.  For purposes of determining the applicable Conversion Price under Section 5, the following shall be applicable:

(i)                                     Subdivisions or Combinations of Common.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be increased proportionately.

(ii)                                  Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger or similar transaction, in each case which is effected in such a manner that the holders of Common are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common, and which does not otherwise qualify as a Fundamental Change, is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Common immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 5(b) shall thereafter be applicable to the securities issuable upon conversion of the Series A Preferred Stock and shall provide the holders of Series A Preferred Stock with notice thereof.

(iii)                               Notices.  As soon as practicable after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(c)                                  Mandatory Conversion.  If, on or after the third anniversary of the Closing Date, the Market Price of the Common exceeds $7.00 (as adjusted for any stock split, stock dividend, recapitalization or otherwise) for 23 consecutive Business Days, the Corporation may elect, beginning on the first Business Day following such 23 Business Day period and at any time thereafter while any shares of Series A Preferred Stock remain outstanding, to require the holders of all (but not less than all) outstanding shares of Series A Preferred Stock to convert such shares into Common pursuant to the terms of this Section 5 (a “Mandatory Conversion”).  In case of such election, the Corporation shall give written notice to each holder of outstanding shares of Series A Preferred Stock.  Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the fifth Business Day after the Corporation delivers notice of its election of a Mandatory Conversion to the holders of Series A Preferred Stock Shares.  At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected.  The provisions of Section 5(a) (other than Section 5(a)(ii)) shall apply to a Mandatory Conversion under this Section 5(c).

6.                                       Redemptions.

(a)                                  Optional Redemption.  The Supermajority Preferred Holders shall have the right to require the Corporation to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock on the third, fourth or fifth anniversary of the Closing Date.  The Supermajority Preferred Holders shall elect such optional redemption by delivering a written notice of such election to the Corporation (the “Redemption Notice”) at least 30 calendar days prior to the applicable anniversary date (the “Optional Redemption Date”).  Subject to Section 6(b), the Corporation shall be obligated to consummate the redemption of each outstanding share of Series A Preferred Stock on the applicable Optional Redemption Date by paying to each holder thereof a per share redemption price (the “Redemption Price”) in cash equal to (i) the Accreted Value of such share of Series A Preferred Stock on the Optional Redemption Date plus (ii) all dividends (whether or not declared) accrued on such share of Series A Preferred Stock since the end of the previous Dividend Period as of the Optional Redemption Date.  If the Supermajority Preferred Holders do not elect to require the redemption of all outstanding shares of Series A Preferred Stock during the redemption election periods described in this Section 6(a), then the Corporation shall have no further obligation under this Section 6(a) to redeem any shares of Series A Preferred Stock, and any right of redemption contained in this Section 6(a) shall be deemed to have expired and thereafter be null and void.

(b)                                 Deferral of Redemption.   If, upon any optional redemption election made by the Supermajority Preferred Holders pursuant to Section 6(a), the available cash resources of the Corporation are (i) insufficient to permit payment to the holders of the Series A Preferred Stock of the aggregate Redemption Price or (ii) sufficient, but the Corporation elects to defer payment to the holders of the Series A Preferred Stock of the aggregate Redemption Price under this paragraph, then the Corporation shall have the option to defer the payment of such aggregate Redemption Price for a period of up to 12 months; provided, that, during any such deferral period, the dividend rate for the Series A Preferred Stock shall be increased to 10% per annum for purposes of Section 2(a).  If the Corporation does not have sufficient funds legally available to redeem on any redemption date all shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; provided, that, during any such period for which shares of Series A Preferred Stock were to have been redeemed and are not, the dividend rate for any outstanding shares of Series A Preferred Stock shall be increased to 10% per annum for purposes of Section 2(a).

(c)                                  Mandatory Redemption.  In addition to the mandatory redemption required by Section 4(c), upon the occurrence of any of the following, the Corporation shall, unless the Supermajority Preferred Holders elect otherwise, redeem all of the outstanding shares of Series A Preferred Stock at a per share purchase price equal to the Make-Whole Redemption Price:

(i)                                     the failure of the Common to be quoted on the Nasdaq National Market of The Nasdaq Stock Market or listed on the New York Stock Exchange;

(ii)                                  the Corporation issues any shares of Common (or any securities convertible into or exchangeable for Common) for a per share purchase price of less than $2.25 (as adjusted for any stock split, stock dividend, recapitalization or otherwise) (other than (A) shares issued as consideration in a Permitted Acquisition and (B) shares issued pursuant to the terms of any agreement outstanding on the date hereof and shares of capital stock, options, restricted stock or other stock based awards to purchase capital stock, issued to employees, directors, advisors or consultants of the Corporation pursuant to a stock option, restricted stock or other stock based award or equity incentive plan approved by the Board);

(iii)                               any breach or inaccuracy in any representation or warranty of the Corporation (as determined as of the time such representation or warranty is made) contained in the Series A Purchase Agreement or the Registration Rights Agreement that has a Material Adverse Effect, provided that such representations and warranties shall survive only until one year from the date of this Certificate of Designation;

(iv)                              any breach by the Corporation of any of its covenants, or any failure of the Corporation to perform any of its obligations, in the Series A Purchase Agreement or the Registration Rights Agreement that has a Material Adverse Effect;

(v)                                 (A) an involuntary case shall be commenced against the Corporation and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) calendar days after commencement of the case or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Corporation in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or any other similar relief shall be granted under any applicable federal, state, local or foreign law; (B) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Corporation or over all or a substantial part of the property of the Corporation shall be entered; (C) an interim receiver, trustee or other custodian of the Corporation or of all or a substantial part of the property of the Corporation shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Corporation shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) calendar days after entry, appointment or issuance; or (D) the Corporation shall (1) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (3) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (4) make any assignment for the benefit of creditors or (5) take any corporate action to authorize any of the foregoing.

(vi)                              any default under the terms of any agreement under which the Corporation has incurred Indebtedness exceeding $500,000 (excluding any agreement entered into prior to October 7, 2003); or

(vii)                           failure of the Corporation to in good faith (A) attempt to file a shelf registration statement on Form S-3 within 45 calendar days of the Closing Date or (B) attempt to cause a shelf registration statement on Form S-3 to be declared effective by the Securities and Exchange Commission within 120 calendar days of the Closing Date, in each case, registering for re-sale, among other securities, the shares of Common into which the shares of Series A Preferred Stock owned by the Investor are convertible pursuant to Section 5.

(d)                                 Redeemed Shares.  All rights pertaining to shares of Series A Preferred Stock that are redeemed pursuant to this Section 6 shall cease, and such shares shall not thereafter be (i) reissued, sold or transferred, (ii) entitled to any dividends accruing after the date of redemption or (iii) deemed to be issued and outstanding for any purpose whatsoever.

7.                                       General.

(a)                                  The Corporation shall keep at its principal office (or at the office of its counsel) a register for the registration of Series A Preferred Stock.  Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

(b)                                 Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c)                                  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by personal delivery, and shall be deemed to have been given (i) three (3) Business Days after being sent by registered or certified mail, (ii) one (1) Business Day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

8.                                       Definitions.  Capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning given to such terms in the Series A Purchase Agreement.  The following terms shall have the following meanings for purposes of this Certificate of Designation:

“Accreted Value” means, with respect to one share of Series A Preferred Stock, $22.50, plus the amount of any dividends added to such Accreted Value in accordance with Section 2, minus the amount of any dividends included in Accreted Value that are subsequently declared and paid (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

“Board” means the Board of Directors of the Corporation.

“Business Day” is defined in the Series A Purchase Agreement.

“Closing Date” is defined in the Series A Purchase Agreement.

“Common” means the Corporation’s Common Stock, $0.001 par value per share.

“Conversion Price” means, with respect to each share of Series A Preferred Stock, initially $2.25 for such share, subject to adjustment from time to time in accordance with Section 5(b).

“Dividend Payment Date” is defined in Section 2(b).

“Dividend Period” is defined in Section 2(b).

“EBITDA” means earnings before interest, taxes, depreciation and amortization expenses, in each case calculated in accordance with GAAP.

“Fair Market Value” means fair market value as determined in good faith by the Board.  Any securities shall be valued as follows: (i) securities not subject to investment letter or other similar restrictions on free marketability:

(A)                              if traded on a securities exchange or The Nasdaq Stock Market, the value shall be based on a formula approved in good faith by the Board and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over a specified time period;

(B)                                if actively traded over-the-counter, the value shall be based on a formula approved in good faith by the Board and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over a specified time period; and

(C)                                if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board;

and (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

“Fundamental Change” means (i) any sale or transfer of all or substantially all of the assets of the Corporation in any transaction or series of transactions or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which (a) the Corporation is the surviving corporation, (b) the terms, rights and preferences of the Series A Preferred Stock are not adversely affected, (c) the Common is not converted into or exchanged for cash, securities or other property, and (d) after giving effect to such merger, the holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing a majority of the voting power of the Corporation and the voting power (under ordinary circumstances) to elect a majority of the Board.

“GAAP” is defined in the Series A Purchase Agreement.

“Indebtedness” means (i) all obligations for borrowed money or in respect of loans or advances; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn; (iv) any Indebtedness of a third Person that is guaranteed by the Corporation; or (v) any obligations under capitalized leases with respect to which the Corporation is liable.

“Investor” means RAM Trading, Ltd., a Cayman Islands exempted company.

“Junior Securities” means any of the Corporation’s equity securities (whether or not currently authorized or outstanding) which by its terms is junior to the Series A Preferred Stock (including, without limitation, the Common).

“Liens” is defined in the Series A Purchase Agreement.

“Liquidation Value” is defined in Section 4(a)(i).

“Make-Whole Redemption Price” is defined in Section 4(c).

“Mandatory Conversion” is defined in Section 5(c).

“Market Price” is defined in the Series A Purchase Agreement.

“Material Adverse Effect” is defined in the Series A Purchase Agreement.

“Optional Redemption Date” is defined in Section 6(a).

“Organic Change” is defined in Section 5(b)(ii).

“Original Issuance Date” means, with respect to any share of Series A Preferred Stock, the date on which the Corporation initially issues such share of Series A Preferred

Stock, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

“Original Issue Price” means $22.50 (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

“Permitted Acquisition” means an acquisition by the Company of another business entity with respect to which the pro forma financial statements of the Company prepared in good faith by the Company’s management reflecting such acquisition, which are submitted to the Board in connection with its approval of such acquisition, demonstrate that such acquisition will not result in an overall decrease in the per share EBITDA of the Company over the four (4) fiscal quarters of the Company beginning with the second full fiscal quarter following the consummation of such acquisition.  For purposes of Section 6(c)(ii) of this Certificate of Designation, shares of Common issued by the Company as consideration in connection with a Permitted Acquisition shall be deemed issued at a price equal to the Market Price on the Business Day immediately preceding the day on which the definitive agreement for such acquisition is executed.

“Permitted Liens” is defined in the Series A Purchase Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Redemption Notice” is defined in Section 6(a).

“Redemption Price” is defined in Section 6(a).

“Series A Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, between the Corporation and the Investor.

“Significant Event” means (i) a liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, or (ii) a Fundamental Change.

“Supermajority Preferred Holders” is defined in Section 3(b).

“Warrant” is defined in the Series A Purchase Agreement.

IN WITNESS WHEREOF, Genaissance Pharmaceuticals, Inc. has caused this Certificate to be signed by Kevin L. Rakin, its President, on this 29th day of October, 2003.

Genaissance Pharmaceuticals, Inc.

By:	/s/ Kevin L. Rakin
Kevin L. Rakin, President

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GENAISSANCE PHARMACEUTICALS, INC.

                I, Gualberto Ruano, President of Genaissance Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

                A. The original Certificate of Incorporation of Genaissance Pharmaceuticals, Inc. (the “Corporation”) was filed in the Office of the Secretary of State of the State of Delaware on February 24, 1992 under the name “BIOS Laboratories, Inc.” and was amended by: (i) Certificates of Amendment on August 29, 1994; March 18, 1997; August 13, 1997; December 22, 1997; August 24, 1998; February 17, 2000; March 8, 2000; March 10, 2000; and July 25, 2000; (ii) a Certificate of Designations on December 22, 1997, which was amended on August 24, 1998, February 17, 2000, March 10, 2000, July 25, 2000 and July 28, 2000; (iii) a Certificate of Designations on August 24, 1998 which was amended on February 17, 2000, July 25, 2000 and July 28, 2000; (iv) a Certificate of Designations on February 17, 2000 which was amended on March 8, 2000, March 10, 2000, July 25, 2000 and July 28, 2000; and (v) a Certificate of Designations on March 10, 2000, which was amended on July 25, 2000 and July 28, 2000.

                B. In the manner prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Company.

                C. The text of the Certificate of Incorporation of the Company is further amended and restated to read in full as follows:

                FIRST:  The name of the Corporation is Genaissance Pharmaceuticals, Inc.

                SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                FOURTH:  The Corporation shall be authorized to issue sixty-one million (61,000,000) shares of capital stock, which shall be divided into fifty-eight million (58,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), two million (2,000,000) shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”) and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

                The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

PREFERRED STOCK

                The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                The authority of the Board with respect to each series shall include, but shall not be limited to, determination of the following:

                (a) The number of shares constituting that series and the distinctive designation of that series;

                (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

                (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

                (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

                (h) Any other relative rights, preferences and limitations of that series.

COMMON STOCK AND NON-VOTING COMMON STOCK

                The Common Stock and the Non-Voting Common Stock are subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

                The Common Stock and the Non-Voting Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise expressly provided herein. The relative powers, preferences, rights, qualifications, limitation and restrictions of the shares of the Common Stock and the Non-Voting Common Stock are as follows:

                1. VOTING. Subject to the provisions of any applicable law or of the by-laws of the Corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation. Except as provided under the Delaware General Corporation Law, the holders of the Non-Voting Common Stock are not entitled to vote.

                2. DIVIDENDS. Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

                3. LIQUIDATION. In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock and Non-Voting Common Stock shall be entitled to share ratably according to the number of shares of Common Stock and Non-Voting Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

                4. CONVERSION OF NON-VOTING COMMON STOCK.

                (a) OPTIONAL CONVERSION. Subject to applicable banking regulations, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into shares of Common Stock at the rate (subject to equitable adjustment as may be necessary to account for stock splits, stock dividends or any reorganization, combination of shares or similar capital adjustment) of one share of Common Stock for each share of Non-Voting Common Stock by surrendering the certificate or certificates for such shares of Non-Voting Common Stock, together with written notice that such holder elects to convert all or any portion of the shares of Non-Voting Common Stock represented by such certificate or certificates and any other documents required by the transfer agent or the Corporation, to the office of the transfer agent (which shall be the principal office of the Corporation if it serves as its own transfer agent). Such notice shall state the names of the nominees, if any, in which such holder wishes the certificate or certificates for the shares of Common Stock to be issued. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if it serves as its own transfer agent) shall be the conversion date. The Corporation shall, as soon as practicable after such conversion date, issue and deliver at such office to such holder of Non-Voting Common Stock, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                (b) RESERVING COMMON STOCK. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock.

ISSUANCE

                Subject to the provisions of this Amended and Restated Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation:

                1. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial Class I directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2001 annual meeting of stockholders; the initial Class II directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2002 annual meeting of stockholders; and the initial Class III directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2003 annual meeting of stockholders. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms. This Section 1 of Article FIFTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article FIFTH as one class of stock.

                2. Each director chosen to fill a vacancy in the Board of Directors shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

                3. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors. This Section 3 of Article FIFTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article FIFTH as one class of stock.

                4. Elections of directors need not be by ballot.

                5. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

                6. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

                Any repeal or modification of this Section 6 of Article FIFTH shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place before such repeal or modification, nor otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                7. Meetings of stockholders may be held anywhere within or without the State of Delaware. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                SIXTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                This Article SIXTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article SIXTH as one class of stock.

                SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

                IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation in the name and on behalf of Genaissance Pharmaceuticals, Inc. on the 7th day of August, 2000 and the statements contained herein are affirmed as true under penalties of perjury.

/s/ Gualberto Ruano
Gualberto Ruano
President and Chief Executive Officer